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                                                                    EXHIBIT 16.1

In March 1998, BindView Development Corporation (the Company) changed independent accounting firms from Grant Thornton LLP to Price Waterhouse LLP. The Company dismissed Grant Thornton on March 6, 1998 in order to engage an independent accountant from the Big Six. The change in independent accountants was approved by the Audit Committee of the Company's Board of Directors.

There were no disagreements between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the fiscal years ending December 31, 1995 and 1996, or for any interim period subsequent to December 31, 1996.

There were no consultations with independent accountants other than Grant Thornton LLP on matters related to accounting principles or practices, financial statement disclosure, or auditing scope or procedure prior to the termination of the Company's relationship with Grant Thornton LLP.



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July 14, 1998



Securities and Exchange Commission
Washington, DC 20549

Re:  BindView Development Corporation
     File No. 333-52883

Dear Sir or Madam:

We have read this Exhibit 16.1 of Amendment No. 2 to Form S-1 of BindView Development Corporation dated July 14, 1998, and agree with the statements contained therein.

Very truly yours,



/s/ GRANT THORNTON LLP

GRANT THORNTON LLP